UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

REX AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-09097 (Commission File No.)	31-1095548 (IRS Employer Identification No.)

7720 Paragon Road, Dayton, Ohio	45459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 276-3931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2014, the Board of Directors of REX American Resources Corporation (“REX” or the “Company”), acting pursuant to the Company’s Bylaws, increased the number of directors from eight to nine and appointed J. Dennis Hastert to fill the newly created directorship. Mr. Hastert, 72, has been a member of the Public Policy & Law Practice of Dickstein Shapiro LLP since 2008 where he concentrates in the areas of government law and strategy and public policy. Mr. Hastert served as Speaker of the U.S. House of Representatives from January 1999 until January 2007 and was the longest-serving Republican Speaker in history. He was elected to the U.S. House of Representatives in 1987 and served Illinois’ 14th Congressional District from 1987 to 2007. He was a senior member of the Energy and Commerce Committee and prior to his time in Congress, Mr. Hastert served in the Illinois House of Representatives from 1980 to 1986.

REX pays the law firm of Dickstein Shapiro LLP, of which Mr. Hastert is a senior advisor, a retainer of $5,000 per month ($60,000 annually) to advise and represent REX in connection with legislative developments related to the federal Renewable Fuel Standard.

Mr. Hastert has been named to the Compensation Committee and to the Nominating/Corporate Governance Committee of the Board of Directors. He will receive the standard compensation received by other directors who are not officers or employees of REX.

The Board of Directors has determined that Mr. Hastert satisfies the director independence standards under applicable rules of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC) as well as the Company’s Corporate Governance Guidelines. Reflecting his appointment, six members of the REX Board satisfy the standards for director independence under NYSE listing rules.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX AMERICAN RESOURCES CORPORATION

Date: June 27, 2014	By:	/s/ DOUGLAS L. BRUGGEMAN
		Name:	Douglas L. Bruggeman
		Title:	Vice President-Finance, Chief Financial Officer and Treasurer